QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT (a)(1)(D)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Iomega Corporation
at
$3.85 Net Per Share
Pursuant to the Offer to Purchase dated April 24, 2008
by
Emerge Merger Corporation
a wholly owned subsidiary of
EMC Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, BOSTON, MASSACHUSETTS TIME, ON MAY 21, 2008, UNLESS THE OFFER IS EXTENDED.

April 24, 2008

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been engaged by Emerge Merger Corporation, a Delaware corporation ("Purchaser") and a direct wholly owned subsidiary of EMC Corporation, a Massachusetts corporation ("EMC"), to act as Information Agent in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $0.03-1/3 per share (the "Shares"), of Iomega Corporation, a Delaware corporation ("Iomega"), at a price of $3.85 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 24, 2008 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        The Offer is subject to the conditions, among others, that (a) at the expiration of the Offer there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares then beneficially owned by EMC or Purchaser, constitutes at least a majority of the total number of then outstanding Shares, (assuming exercise of all then outstanding options) (the "Minimum Condition"), (b) any applicable waiting period or approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and European Commission filings and examinations or any other applicable antitrust, competition or merger control laws has expired or has been terminated or obtained (subject to certain exclusions described in Section 13 of the Offer to Purchase), and, (c) subject to certain exceptions, no event, change or effect shall have occurred after April 8, 2008 that has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Iomega and its subsidiaries, taken as a whole. The Offer is also subject to certain other terms and conditions. See Section 13 of the Offer to Purchase. The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined in Section 1 of the Offer to Purchase).

        Enclosed herewith are the following documents:

          1.     Offer to Purchase, dated April 24, 2008;

          2.     Letter of Transmittal to be used by stockholders of Iomega in accepting the Offer and tendering Shares;

          3.     Notice of Guaranteed Delivery;

          4.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

          5.     A letter to stockholders of Iomega from the President and Chief Executive Officer of Iomega, accompanied by Iomega's Solicitation/Recommendation Statement on Schedule 14D-9;

          6.     A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          7.     Return envelope addressed to the Depositary (as defined below).

        The Offer is being made pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 8, 2008, among EMC, Purchaser and Iomega, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Iomega, with Iomega as the surviving corporation (the "Merger") and each issued and outstanding Share (other than Shares held in the treasury of Iomega, owned by EMC, Purchaser or any wholly owned subsidiary of EMC or Iomega, or held by stockholders who have demanded and perfected appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any required withholding taxes, payable upon the surrender of the certificate formerly representing such Share.

        The Iomega board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to and in the best interests of the holders of Shares. The Iomega board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        Payment for Shares will be in all cases made only after such Shares are accepted by Purchaser for payment pursuant to the Offer and the timely receipt by American Stock Transfer & Trust Company (the "Depositary"), of (a) certificates representing such Shares or confirmation of the book-entry transfer with respect to such Shares into the Depositary's account at The Depositary Trust Company ("DTC") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. An envelope in which to return your instructions to us is enclosed.

        In order to tender Shares pursuant to the Offer, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), delivery of Shares and any other documents required by the

Letter of Transmittal, should be sent to and timely received by the Depositary at one of its addresses set forth on the back of the Offer to Purchase prior to the Expiration Date, and either certificates representing the tendered Shares should be delivered or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfers prior to the Expiration Date, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

        Neither EMC nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 12:00 midnight, Boston, Massachusetts time, on May 21, 2008, unless the Offer is extended.

        Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser's expense.

Very truly yours,
Morrow & Co., LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF EMC, PURCHASER, IOMEGA, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

470 West Avenue Stamford, CT 06902 (203) 658-9400

Banks and Brokerage Firms Call: (800) 662-5200 Stockholders Call Toll Free: (800) 607-0088 E-mail: IOM.info@morrowco.com

QuickLinks

  EXHIBIT (a)(1)(D)